SCHEDULE 14C

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GENERAL MOTORS CORPORATION

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GENERAL MOTORS CORPORATION

300 Renaissance Center, Detroit, Michigan 48265-3000

                 [—], 2009

To the Stockholders of General Motors Corporation:

General Motors Corporation (“we,” “us,” “our” or “GM”) is undertaking a restructuring as part of a plan to achieve and sustain long-term viability. A key element of this plan involves us pursuing transactions in which we would issue GM common stock in satisfaction of certain of our outstanding debt obligations and retiree healthcare obligations. In connection with the foregoing, we are currently in discussions with the U.S. Department of the Treasury (the “U.S. Treasury”) regarding the terms of a potential restructuring of our debt obligations owed to the U.S. Treasury, pursuant to which the U.S. Treasury would exchange at least 50% of such debt for shares of GM common stock (the “U.S. Treasury Debt Conversion”). We have not reached an agreement with respect to a U.S. Treasury Debt Conversion. The actual terms of any U.S. Treasury Debt Conversion are subject to ongoing discussions between GM and the U.S. Treasury, and there is no assurance that any agreement with respect to a U.S. Treasury Debt Conversion or other aspects of the proposed restructuring described in the accompanying Information Statement will be reached on the terms described in the accompanying Information Statement or at all.

If the U.S. Treasury Debt Conversion is consummated, the U.S. Treasury (or its designee) would own at least 50% of the aggregate amount of pro forma outstanding GM common stock. This notice and the accompanying Information Statement are being furnished to our stockholders with respect to action that may be taken in connection with this restructuring by the U.S. Treasury (or its designee), as holder of a majority of the issued and outstanding shares of GM common stock as of the record date described in the accompanying Information Statement, approving, by written consent (in lieu of a meeting of our stockholders), amendments to our restated certificate of incorporation that would:

•	increase the number of authorized shares of GM common stock to 62 billion shares;

•	reduce the par value of GM common stock from $1 2/3 per share to $0.01 per share; and

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effect a 1-for-100 reverse stock split of GM common stock, whereby each 100 shares of GM common stock registered in the name of a stockholder at the effective time of the reverse stock split will be converted into one share of GM common stock.

If the restructuring as currently contemplated occurs, there will be very substantial dilution to existing holders of GM common stock. After the restructuring, as currently contemplated (assuming full participation in the exchange offers described in the accompanying Information Statement), existing holders of GM common stock would hold approximately 1% of the outstanding GM common stock.

This is not a notice of a meeting of stockholders and no stockholders’ meeting will be held to consider the matters described above. We are not seeking any consent, authorization or proxy from you, and no action by you is required. The accompanying Information Statement is being provided to you for your information to comply with the requirements of the Securities Exchange Act of 1934, as amended.

The amendments of our restated certificate of incorporation described above will not be effected until the settlement date of the exchange offers and unless we are able to consummate the U.S. Treasury Debt Conversion.

Sincerely,

Robert S. Osborne		Frederick A. Henderson
Secretary		Chief Executive Officer

GENERAL MOTORS CORPORATION

INFORMATION STATEMENT

PURSUANT TO SECTION 14C OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU

ARE REQUESTED NOT TO SEND US A PROXY.

Important Notice Regarding the Availability of this Information Statement: This Information Statement and any amendments thereto are also available for you to review online at [—].

This Information Statement is being furnished by General Motors Corporation, a Delaware corporation (“we,” “us,” “our” or “GM”), in connection with action that may be taken by the holder or holders of a majority of the issued and outstanding shares of GM common stock as of the Record Date (as defined below), approving, by written consent dated the Record Date, amendments to GM’s restated certificate of incorporation (the “Charter Amendments”) that would:

•	increase the number of authorized shares of GM common stock to 62 billion shares (the “Authorized Common Share Increase”);

•	reduce the par value of GM common stock from $1 2/3 per share to $0.01 per share (the “Par Value Decrease”); and

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effect a 1-for-100 reverse stock split of GM common stock, whereby each 100 shares of GM common stock registered in the name of a stockholder at the effective time of the reverse stock split will be converted into one share of GM common stock (the “Reverse Stock Split”).

This is not a notice of a meeting of stockholders and no stockholders’ meeting will be held to consider the matters described herein. We are not seeking any consent, authorization or proxy from you. If the restructuring described in this Information Statement is consummated, we anticipate that the Charter Amendments would be approved by the written consent of the United States Department of the Treasury (the “U.S. Treasury”), or its designee, as the holder of a majority of the issued and outstanding shares of GM common stock as of the Record Date.

Our principal executive offices are located at 300 Renaissance Center, Detroit, Michigan 48265-3000, and our telephone number is (313) 556-5000.

This Information Statement is first being mailed on [—], 2009.

BACKGROUND AND DESCRIPTION OF THE RESTRUCTURING

Background

Reflecting a dramatic deterioration in economic and market conditions during 2008, new vehicle sales in the United States declined rapidly, falling to their lowest per-capita levels in more than 50 years. During this period, our revenues fell precipitously due to the deteriorating market conditions and in part reflecting escalating public speculation about a potential bankruptcy. This decrease in revenues resulted in a significant decline in our liquidity. We determined that despite the far reaching actions we were then undertaking to restructure our U.S. business, our liquidity would fall to levels below that needed to operate, and we were compelled to request financial assistance from the U.S. government.

On December 2, 2008, we submitted a restructuring plan for long-term viability to the Senate Banking Committee and the House of Representatives Financial Services Committee. As part of that submission and in order to bridge to more normal market conditions, we requested temporary federal assistance of $18.0 billion, comprised of a $12.0 billion term loan and a $6.0 billion line of credit to sustain operations and accelerate implementation of our restructuring.

Following that submission, we entered into negotiations with the U.S. Treasury and on December 31, 2008, we and certain of our domestic subsidiaries entered into a loan and security agreement pursuant to which the U.S. Treasury agreed to provide us with a $13.4 billion secured term loan facility (the “First U.S. Treasury Loan Agreement”). We borrowed $4.0 billion under this facility on December 31, 2008, an additional $5.4 billion on January 21, 2009 and $4.0 billion on February 17, 2009. In connection with the initial funding under the facility, we issued to the U.S. Treasury a warrant initially exercisable for 122,035,597 shares of our common stock, subject to adjustment, and a promissory note in an aggregate principal amount of $748.6 million (the “U.S. Treasury Promissory Note”) as part of the compensation for the loans initially provided by the U.S. Treasury. On January 16, 2009, we entered into another loan and security agreement with the U.S. Treasury (the “Second U.S. Treasury Loan Agreement” and, together with the First U.S. Treasury Loan Agreement and the U.S. Treasury Promissory Note (and any amendments thereto or additional promissory notes issued in connection therewith), the “U.S. Treasury Loan Agreements”), pursuant to which we borrowed $884.0 million from the U.S. Treasury and applied the proceeds of the loan to purchase additional membership interests in GMAC LLC (“GMAC”). We refer to the debt incurred under the U.S. Treasury Loan Agreements and any other debt issued or owed to the U.S. Treasury in connection with those loan agreements (including any additional debt that may be incurred after the date hereof in connection with the foregoing, but excluding any debt incurred in connection with (i) the U.S. Treasury’s program to provide financial assistance to automotive suppliers by guaranteeing or purchasing certain of the receivables payable by us and (ii) the automotive warranty program announced by the U.S. government), as the “U.S. Treasury Debt.”

As a condition to obtaining the loans under the First U.S. Treasury Loan Agreement, we agreed to submit on or before February 17, 2009 a plan to achieve and sustain our long-term viability, international competitiveness and energy efficiency (as updated from time to time, the “Viability Plan”), that included specific actions intended to result in the following:

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repayment of all loans made under the First U.S. Treasury Loan Agreement, together with all interest thereon and reasonable fees and out-of-pocket expenses incurred in connection therewith and all other financings extended by the U.S. government;

•	compliance with federal fuel efficiency and emissions requirements and commencement of domestic manufacturing of advanced technology vehicles;

•	achievement of a positive net present value, using reasonable assumptions and taking into account all existing and projected future costs;

•	rationalization of costs, capitalization and capacity with respect to our manufacturing workforce, suppliers and dealerships; and

•	a product mix and cost structure that is competitive in the U.S. marketplace.

The First U.S. Treasury Loan Agreement also required us to, among other things, use our best efforts to achieve the following restructuring targets:

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Debt Reduction: Reduction of our outstanding unsecured public debt (“GM Public Debt”) by not less than two-thirds through conversion of existing GM Public Debt into equity, debt and/or cash or by other appropriate means;

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VEBA Modifications: Modification of our retiree healthcare obligations to a new voluntary employee benefit association (the “New VEBA”) arising under the settlement agreement, dated February 21, 2008, between GM, The International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (the “UAW”), and counsel to the VEBA-settlement class in the class action of Int’l Union, UAW, et al. v. General Motors Corp., Civil Action No. 07-14074 (E.D. Mich. filed Sept. 9, 2007) (the “VEBA Settlement Agreement”), such that payment or contribution of not less than one-half of the value of each future payment or contribution made by us to the New VEBA shall be made in the form of GM common stock, with the value of any such payment or contribution not to exceed the amount that was required for such period under the VEBA Settlement Agreement; and

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Labor Modifications: Reduction of our U.S. employee compensation, including wages and benefits, and modification of salaried employee severance policies and work rules to make us more competitive with certain of our competitors in the automotive industry.

The First U.S. Treasury Loan Agreement required us to submit to the President’s Designee (as established under the First U.S. Treasury Loan Agreement, the “President’s Designee”), by March 31, 2009, a report (the “Company Report”) detailing, among other things, the progress we had made in implementing our Viability Plan, including evidence satisfactory to the President’s Designee that (a) exchange offers to implement the debt reduction had been commenced, (b) all necessary approvals of the required VEBA modifications (other than judicial and regulatory approvals) had been received and (c) the required labor modifications had been approved by the members of the leadership of each major U.S. labor organization that represents our employees.

In addition, the First U.S. Treasury Loan Agreement and the Second U.S. Treasury Loan Agreement provided that if, by March 31, 2009 or a later date (not to exceed 30 days after March 31, 2009) as determined by the President’s Designee (the “Certification Deadline”), the President’s Designee had not certified (the “Government Viability Certification”) that we had taken all steps necessary to achieve and sustain our long-term viability, international competitiveness and energy efficiency in accordance with our Viability Plan, then the loans and other obligations under the First U.S. Treasury Loan Agreement and Second U.S. Treasury Loan Agreement were to become due and payable on the 30th day after the Certification Deadline.

If any of our material indebtedness, including our revolving credit and term loan agreements and the U.S. Treasury Loan Agreements, were to be accelerated for any reason, GM would most likely be forced to seek relief under the U.S. Bankruptcy Code.

On March 30, 2009, the President’s Designee found that our Viability Plan submitted on February 17, 2009 (sometimes referred to as the “February 17 Viability Plan”), in its then current form, was not viable and would need to be revised substantially in order to lead to a viable GM. The President’s Designee also concluded that certain steps required to be taken by March 31, 2009 under the First U.S. Treasury Loan Agreement, including commencing exchange offers to implement the required debt reduction, obtaining receipt of all necessary approvals of the required VEBA modifications (other than regulatory and judicial approvals), and receiving approval of the required labor modifications by members of our unions, had not been completed, and as a result, we had not satisfied the terms of the First U.S. Treasury Loan Agreement.

A statement released by the U.S. government with respect to the President’s Designee’s viability determination (the “Viability Determination Statement”) indicated that while many factors had been considered when assessing viability, the most fundamental benchmark that a business must meet to be considered viable was its ability to be able—after accounting for spending on research and development and capital expenditures necessary to maintain and enhance its competitive position—to generate positive cash flow and earn an adequate return on capital over the course of a normal business cycle. The Viability Determination Statement noted that our Viability Plan assumed that we would continue to experience negative free cash flow (before financing but after legacy obligations) through the projection period specified in our Viability Plan, thus failing this fundamental test for viability.

The Viability Determination Statement noted that we were in the early stages of an operational turnaround in which we had made material progress in a number of areas, including purchasing, product design, manufacturing, brand rationalization and dealer network. However, the Viability Determination Statement also indicated that it was important to recognize that a great deal of additional progress needed to be made, and that our plan was based on, in its view, assumptions that would be challenging in the absence of a more accelerated and aggressive restructuring, including assumptions with respect to market share, price, brands and dealers, product mix and cash needs associated with legacy liabilities. In this regard, the Viability Determination Statement noted that:

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our plan contemplated that each of our restructuring initiatives will continue well into the future, in some cases until 2014, before they are complete and it concluded that “the slow pace at which [the] turnaround is progressing undermines [GM’s] ability to compete against large, highly capable and well-funded competitors;”

•	“given the slow pace of the turnaround, the assumptions in GM’s business plan are too optimistic;” and

•	even under “optimistic assumptions [GM] [will] remain break even, at best, on a free cash flow basis through the projection period, thus failing the fundamental test of viability.”

In conjunction with the March 30, 2009 announcement, the administration announced that it would offer us adequate working capital financing for a period of 60 days while it worked with us to develop and implement a more accelerated and aggressive restructuring that would provide us with a sound long-term foundation. On March 31, 2009, we and the U.S. Treasury entered into amendments to the First U.S. Treasury Loan Agreement and the Second U.S. Treasury Loan Agreement to postpone the Certification Deadline to June 1, 2009 and, with respect to the First U.S. Treasury Loan Agreement, to also postpone the deadline by which we are required to provide the Company Report to June 1, 2009. We and the U.S. Treasury entered into an amendment to the First U.S. Treasury Loan Agreement, pursuant to which, among other things, the U.S. Treasury agreed to provide us with $2.0 billion in additional working capital loans under the First U.S. Treasury Loan Agreement and we borrowed $2.0 billion on April 24, 2009. In connection with the amendment to provide the $2.0 billion of additional loans, we issued to the U.S. Treasury a promissory note in an aggregate principal amount of $133.4 million as part of the compensation for the additional loans.

Key Elements of the Restructuring Pursuant to Our Current Viability Plan

In response to the Viability Determination Statement, we have made further modifications to our Viability Plan to satisfy the President’s Designee’s requirement that we undertake a substantially more aggressive restructuring plan, including by increasing the amount of the debt reduction that we will seek to achieve beyond that originally required by the First U.S. Treasury Loan Agreement and revising our operating plan to take more aggressive action.

Our future is dependent on our ability to successfully execute our Viability Plan. The key elements of our Viability Plan are debt reduction, VEBA modifications and operational changes. Set forth below is a description of certain key elements of the Viability Plan.

Debt Reduction:

U.S. Treasury Debt Conversion. We are currently in discussions with the U.S. Treasury regarding the terms of a potential restructuring of our debt obligations owed to it under the U.S. Treasury Loan Agreements, pursuant to which the U.S. Treasury would exchange at least 50% of our outstanding U.S. Treasury Debt at June 1, 2009 for GM common stock pursuant to the U.S. Treasury Debt Conversion. These discussions are ongoing and the U.S. Treasury has not agreed, or indicated a willingness to agree, to any specific level of debt reduction. We have not reached an agreement with respect to the U.S. Treasury Debt Conversion. The actual terms of the U.S. Treasury Debt Conversion are subject to ongoing discussions between GM and the U.S. Treasury, and there is no assurance that any agreement will be reached on the terms described in this Information Statement or at all. However, an agreement with respect to the U.S. Treasury Debt Conversion that would provide for the issuance of GM common stock to the U.S. Treasury (or its designee) in exchange for (a) full satisfaction and cancellation of at least 50% of our U.S. Treasury Debt as of June 1, 2009 (such 50% currently estimated to be approximately $10 billion) and (b) full satisfaction and cancellation of our obligations under the warrant issued to the U.S. Treasury, is a condition to the exchange offers described below. In addition, we currently have no agreement or understanding with the U.S. Treasury regarding the corporate governance arrangements that may be put in place following a U.S. Treasury Debt Conversion and we cannot assure you whether there will be any such arrangements, or if there are, what they will be.

Exchange Offers. As a means to achieve the debt reduction objectives set forth in our Viability Plan, we have commenced exchange offers, whereby we are offering GM common stock in exchange for any and all of the outstanding GM Public Debt (the “Exchange Offers”). The aggregate principal amount outstanding of the GM Public Debt is approximately $27.2 billion as of April 22, 2009. Our initial Viability Plan called for a two-thirds reduction in the outstanding GM Public Debt through conversion of GM Public Debt into equity, debt and/or cash as required by the First U.S. Treasury Loan Agreement. However, we currently believe, and our current Viability Plan assumes, that at least 90% of the aggregate principal amount (or, in the case of discount notes, accreted value) of the outstanding GM Public Debt (including at least 90% of the approximately $1 billion aggregate principal amount of our outstanding 1.50% Series D Convertible Senior Debentures due June 1, 2009 (the “Series D Notes”)) will need to be tendered in the Exchange Offers (or, with respect to GM Public Debt denominated in Euros or Pounds Sterling, called for redemption pursuant to an early call option sought to incorporated by amending the instruments governing such debt) in order to satisfy the U.S. Treasury Condition (as defined below). Whether this level of participation in the Exchange Offers will be required (or sufficient) to satisfy the U.S. Treasury Condition will ultimately be determined by the U.S. Treasury. The actual level of participation in the Exchange Offers may be different than what we have assumed, and this difference may be material.

The Exchange Offers are subject to various conditions, including, among others:

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the results of the Exchange Offers shall be satisfactory to the U.S. Treasury, including in respect of the overall level of participation by holders of GM Public Debt in the Exchange Offers and in respect of the level of participation by holders of the Series D Notes in the Exchange Offers (the “U.S. Treasury Condition”);

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all reviews and approvals required pursuant to the terms of the U.S. Treasury Loan Agreements shall have been completed and received and the Government Viability Certification to be delivered by the President’s Designee pursuant to the First U.S. Treasury Loan Agreement shall have been delivered;

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the U.S. Treasury Debt Conversion shall have been completed, pursuant to which the U.S. Treasury (or its designee) shall have been issued at least 50% of the pro forma GM common stock in exchange for (a) full satisfaction and cancellation of at least 50% of our outstanding U.S. Treasury Debt at June 1, 2009 (such 50% currently estimated to be approximately $10 billion) and (b) full satisfaction and cancellation of our obligations under the warrant issued to the U.S. Treasury, and we shall have used our best efforts to enter into agreements with respect to the foregoing;

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the U.S. Treasury shall have provided commercially reasonable evidence of the U.S. Treasury Financing Commitment described below under “—Future Liquidity Requirements and Requests for Additional Funding,” and the U.S. Treasury (or its designee) shall have agreed to deliver a binding written consent in respect of a portion of the common stock it is to receive in connection with the U.S. Treasury Debt Conversion authorizing the Charter Amendments;

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binding arrangements in respect of the VEBA modifications (including judicial and regulatory approval thereof, if any), on such terms as shall be satisfactory to the U.S. Treasury, shall have been executed by all relevant parties, pursuant to which (a) at least 50% (or approximately $10 billion) of the settlement amount (described below under “—VEBA Modifications”) will be extinguished in exchange for GM common stock and (b) cash installments will be paid toward the remaining settlement amount over a period of time, which together have a present value equal to the remaining settlement amount, and we shall have used our best efforts to enter into arrangements with respect to the foregoing;

•	binding agreements in respect of labor modifications, on such terms as shall be satisfactory to the U.S. Treasury, shall have been executed by all relevant parties; and

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the aggregate number of shares of GM common stock issued or agreed to be issued pursuant to the U.S. Treasury Debt Conversion and the VEBA modifications shall not exceed 89% of the pro forma outstanding GM common stock (assuming full participation by holders of GM Public Debt in the Exchange Offers).

All conditions to the Exchange Offers must be satisfied or waived prior to the expiration of the Exchange Offers. These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time prior to the expiration date in our sole discretion. We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver.

VEBA Modifications

Our initial Viability Plan provided for modification of our retiree healthcare obligations such that payment or contribution of not less than one-half of the value of each future payment or contribution made by us to the New VEBA would be made in the form of GM common stock, with the value of any such payment or contribution not to exceed the amount that was required for such period under the VEBA Settlement Agreement. We and the U.S. Treasury are currently in discussions with the UAW and the VEBA-settlement class representative regarding the terms of the required VEBA modifications. Although these discussions are ongoing, for purposes of the Exchange Offers, GM has set as a condition to the closing of the Exchange Offers that the VEBA modifications meet certain requirements that go beyond the VEBA modifications required under the First U.S. Treasury Loan Agreement. The VEBA modifications that will be required as a condition to the closing of the Exchange Offers would provide for the restructuring of the approximately $20 billion present value (settlement amount) of obligations we owe under the VEBA Settlement Agreement. The settlement amount consists of (a) approximately $1.4 billion, which represents the total amount of our obligations to continue to provide postretirement health care coverage under the GM plan from July 1, 2009 to December 31, 2009 (which would not be addressed by the VEBA modifications required under the First U.S. Treasury Loan Agreement) and (b) approximately $18.6 billion, which represents the present value of the future payments to the New VEBA as required under the VEBA Settlement Agreement. Our closing condition regarding the VEBA modifications would provide that: (a) at least 50% of the settlement amount (approximately $10 billion) will be extinguished in exchange for GM common stock, and (b) cash installments will be paid in respect of the remaining approximately $10 billion settlement amount over a period of time, with such amounts and period to be agreed but together having a present value equal to the remaining settlement amount.

We have not reached an agreement with respect to the VEBA modifications. The actual terms of the VEBA modifications are subject to ongoing discussions among GM, the UAW, the U.S. Treasury and the VEBA-settlement class representative, and there is no assurance that any agreement will be reached on the terms described above or at all. However, an agreement with respect to the VEBA modifications described above is a condition to the Exchange Offers and the terms of the VEBA modifications must satisfy the minimum conditions described above. We have set as a condition to the Exchange Offers that the terms of the VEBA modifications are satisfactory to the U.S. Treasury. Modification of the VEBA Settlement Agreement to give effect to the VEBA modifications will require the approval of the VEBA-settlement class representative as well as the approval of the U.S. District Court for the Eastern District of Michigan. The VEBA modifications will also require ratification by the UAW. Receipt of necessary judicial and regulatory approvals of the VEBA modifications are a condition precedent to the consummation of the Exchange Offers.

Operational Changes

Our current Viability Plan includes an operational plan which provides for, among other things, U.S. brand and nameplate rationalization, U.S. dealer reduction and a revised distribution channel strategy, U.S. hourly employee reduction, hourly labor cost reduction, salaried employee reduction and a global capital investment strategy. We developed our current Viability Plan in response to the President’s Designee’s determination that the February 17 Viability Plan did not establish a credible path towards viability. The current Viability Plan builds on our February 17 Viability Plan and provides for more aggressive action in rationalizing and reducing U.S. brand and nameplates, U.S. dealers, U.S. manufacturing operations, U.S. hourly and salaried employment levels and overall labor costs. We are undertaking these measures on a deeper and more accelerated basis with the goals of having a more stable and sustainable cash flow across the business cycle and reinvesting in our future. While our current Viability Plan focuses primarily on our U.S. and other North American operations, we are also restructuring our operations in other regions of the world.

Future Liquidity Requirements and Requests for Additional Funding

In order to execute our current Viability Plan, we currently forecast a need for U.S. Treasury funding totaling $27.0 billion, representing the $22.5 billion requested in our February 17 Viability Plan under our baseline scenario, plus an additional $4.5 billion needed to implement incremental restructuring actions, cover higher projected negative operating cash flow primarily due to lower forecasted vehicle sale volumes in North America, and to compensate for lower than originally forecasted proceeds from asset sales and other sources of financing, including Department of Energy Section 136 Loans for production of advanced technology vehicles and components. Our Viability Plan currently assumes that we receive $5.7 billion of Section 136 Loans and an additional $5.6 billion in funding from foreign governments.

As discussed above, the U.S. Treasury agreed to provide us with $2.0 billion of additional working capital loans and we borrowed $2.0 billion on April 24, 2009. As part of the compensation for these loans, we issued to the U.S. Treasury a promissory note in an aggregate principal amount of $133.4 million. We currently expect that we will need an additional $2.6 billion of working capital loans prior to June 1, 2009. We cannot assure you that the U.S. Treasury will provide the additional $2.6 billion of loans. If we were to receive the additional $2.6 billion of loans, we expect we would be required to issue to the U.S. Treasury a promissory note in an aggregate principal amount of $173.4 million as part of the compensation for these loans.

If we receive the additional $2.6 billion of loans and issue the additional $173.4 million promissory note to the U.S. Treasury in connection with those loans, as of June 1, 2009 we would have received loans from the U.S. Treasury of $18.0 billion (excluding the $884.0 million we borrowed to purchase additional membership interests in GMAC) and issued promissory notes in an aggregate principal amount of $1.1 billion as part of the compensation to the U.S. Treasury for these loans, and as a result, the total outstanding U.S. Treasury Debt would be $20.0 billion. Under the terms of the U.S. Treasury Debt Conversion, at least 50% of the U.S. Treasury Debt outstanding at June 1, 2009 (including the $884.0 million we borrowed to purchase additional membership interests in GMAC and the other promissory notes we issued to the U.S. Treasury as part of the compensation for the loans provided to us), would be exchanged for new shares of GM common stock.

In our Viability Plan, we currently forecast that, after June 1, 2009, we will require an additional $9.0 billion of U.S. Treasury funding. We expect that if we were to receive this additional funding, we would be required to issue to the U.S. Treasury promissory notes in an aggregate principal amount of $600.3 million as part of the compensation for this funding. We have proposed that the U.S. Treasury commit to provide this additional $9.0 billion funding, together with the additional $2.6 billion referred to above, to us under, or on terms similar to those under, the existing U.S. Treasury Loan Agreements (we refer to the commitment to provide this total of $11.6 billion of additional financing as the “U.S. Treasury Financing Commitment”). We cannot assure you that the U.S. Treasury will provide the additional $2.6 billion and $9.0 billion of funding. The receipt of the U.S. Treasury Financing Commitment on commercially reasonable terms is a condition to the Exchange Offers. Assuming the exchange of 50% of our outstanding U.S. Treasury Debt at June 1, 2009 (such 50% currently estimated to be $10.0 billion) and our receipt of the additional $9.0 billion, our total outstanding U.S. Treasury Debt would be $19.6 billion.

Share Issuances and Implementation of the Charter Amendments

If the U.S. Treasury Debt Conversion, the Exchange Offers and the VEBA modifications described above (collectively, the “Restructuring Transactions”) are consummated, we will issue an aggregate of up to approximately 60 billion shares of GM common stock (the “New Shares”), subject to adjustment for the Reverse Stock Split, to the U.S. Treasury, the New VEBA and the holders of GM Public Debt tendered in the Exchange Offers. The exact number of New Shares will depend on the terms of agreements that we may reach with respect to the U.S. Treasury Debt Conversion and the VEBA modifications, and the level of participation in the Exchange Offers.

Since the total amount of New Shares exceeds the available number of shares of GM common stock currently authorized under GM’s restated certificate of incorporation, we plan on implementing the Charter Amendments on the settlement date of the Exchange Offers and the U.S. Treasury Debt Conversion (the “Settlement Date”).

To effect the Charter Amendments, the following will occur prior to the distribution of GM common stock to tendering holders of GM Public Debt on the Settlement Date:

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In partial satisfaction of the U.S. Treasury Debt Conversion, we will issue to the U.S. Treasury (or its designee) authorized shares of GM common stock in an amount that will represent a majority of the outstanding shares of GM common stock as of such date.

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The U.S. Treasury (or its designee) will execute and deliver to us, following such issuance and in accordance with applicable provisions of the Delaware General Corporation Law (the “DGCL”), one or more written consents approving the Charter Amendments (the “Stockholder Written Consents”).

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We will file the Charter Amendments with the Delaware Secretary of State. Because the U.S. Treasury (or it designee) would be the holder of a majority of the issued and outstanding shares of GM common stock on the Settlement Date, if the Settlement Date occurs, approval of the Charter Amendments will be assured and no further stockholder vote or stockholder consent would be required to approve the Charter Amendments.

After the Charter Amendments are effective, we will issue pursuant to the Restructuring Transactions the balance of the New Shares that we had not previously issued, giving effect to the Reverse Stock Split.

We do not expect the Settlement Date to occur prior to June 30, 2009.

Very Substantial Dilution to Existing Stockholders

The Restructuring Transactions will cause very substantial dilution to existing holders of GM common stock. As of March 31, 2009, there were 610,505,273 shares of GM common stock outstanding. Assuming full participation in the Exchange Offers, the aggregate amount of GM common stock issued in connection with the Exchange Offers will be approximately 6.1 billion shares, which, based on the number of shares of GM common stock outstanding as of March 31, 2009, would represent approximately 10% of the pro forma outstanding GM common stock; the aggregate amount of GM common stock issued to the U.S. Treasury (or its designee) pursuant to the U.S. Treasury Debt Conversion and to the New VEBA pursuant to the VEBA modifications will be approximately 54.4 billion shares, which would represent approximately 89% of the pro forma outstanding GM common stock, with the final allocation between the U.S. Treasury (or its designee) and the New VEBA to be determined in the future (however, as a condition to closing the Exchange Offers, subject to the overall limit of approximately 89% of the pro forma outstanding GM common stock to be issued to the U.S. Treasury (or its designee) and the New VEBA in the aggregate, the U.S. Treasury (or its designee) will hold at least 50% of the pro forma outstanding GM common stock); and existing GM common stockholders would hold approximately 1% of the pro forma outstanding GM common stock. We determined the foregoing GM common stock allocations following discussions with the U.S. Treasury where the U.S. Treasury indicated that it would not be supportive of higher allocations to the holders of GM Public Debt or to the existing GM common stockholders.

Bankruptcy Relief

In the event that we do not receive prior to June 1, 2009 enough tenders of GM Public Debt, including the Series D Notes, to consummate the Exchange Offers, we currently expect to seek relief under the U.S. Bankruptcy Code. This relief may include (i) seeking bankruptcy court approval for the sale of most or substantially all of our assets pursuant to section 363(b) of the U.S. Bankruptcy Code to a new operating company, and a subsequent liquidation of the remaining assets in the bankruptcy case; (ii) pursuing a plan of reorganization (where votes for the plan are solicited from certain classes of creditors prior to a bankruptcy filing) that we would seek to confirm (or “cram down”) despite the deemed rejection of the plan by holders of GM Public Debt; or (iii) seeking another form of bankruptcy relief; all of which involve uncertainties, potential delays and litigation risks. We are considering these alternatives in consultation with the U.S. Treasury, our largest lender.

If we seek relief under the U.S. Bankruptcy Code, we believe that it is likely that existing GM common stockholders would receive no consideration for their shares of GM common stock.

Additional Information

For more information about our Viability Plan, the proposed Restructuring Transactions, other aspects of GM’s proposed restructuring, and bankruptcy relief that we may seek, see “Where You Can Find More Information” and “Incorporation By Reference” later in this Information Statement. The Viability Plan, the proposed Restructuring Transactions, other aspects of GM’s proposed restructuring, and possible bankruptcy, involve risks and uncertainties, including those described or otherwise referred to in the section entitled “Risk Factors” of GM’s Registration Statement on Form S-4 relating to the Exchange Offers, filed with the U.S. Securities and Exchange Commission (the “SEC”) and incorporated herein by reference, and in the section of this Information Statement entitled “Cautionary Note Regarding Forward-Looking Statements.”

THE CHARTER AMENDMENTS

General. A copy of the form of Charter Amendments is set forth in Annex A hereto. Upon the filing of the Charter Amendments, our restated certificate of incorporation would be amended to:

•	effect the Authorized Common Share Increase by increasing the number of authorized shares of GM common stock to 62 billion shares;

•	effect the Par Value Decrease by reducing the par value of GM common stock from $1 2/3 per share to $0.01 per share; and

•

effect, following the Authorized Common Share Increase and Par Value Decrease, the Reverse Stock Split whereby each 100 shares of GM common stock registered in the name of a stockholder at the effective time of the Reverse Stock Split will be converted into one share of GM common stock.

Record Date. Our board of directors has resolved that the record date for determining stockholders entitled to vote on or consent to the Charter Amendments (the “Record Date”) will be the Settlement Date of the Exchange Offers and the U.S. Treasury Debt Conversion (assuming completion of the Exchange Offers and the U.S. Treasury Debt Conversion).

Required Consent or Vote. Approval of the Charter Amendments requires the affirmative vote or written consent of the holders of a majority of the issued and outstanding shares of GM common stock. Because the U.S. Treasury (or its designee) would be the record holder of at least a majority of the issued and outstanding shares of GM common stock on the Record Date (as described under “Background and Description of the Restructuring – Share Issuances and Implementation of the Charter Amendments”), if the Exchange Offers and the U.S. Treasury Debt Conversion are completed, approval of the Charter Amendments by the Stockholder Written Consent is assured and no further stockholder vote or stockholder consent would be required to approve the Charter Amendments.

Dissenters’ Rights of Appraisal. The DGCL does not provide dissenters’ rights of appraisal to our stockholders in connection with the Charter Amendments.

Effective Time. If the Exchange Offers and the U.S. Treasury Debt Conversion are consummated and the Stockholder Written Consent is delivered, the effective time of the Authorized Common Share Increase, the Par Value Decrease and the Reverse Stock Split will be the time on the date on which the Charter Amendments are accepted for filing by and filed with the Delaware Secretary of State (or such later time and date as is specified in the certificate of amendment) in accordance with Section 103 of the DGCL, which time will be on the Settlement Date. The Reverse Stock Split would occur following the effectiveness of the Par Value Decrease and Authorized Common Share Increase.

Reasons for the Charter Amendments. Our board of directors is recommending the Authorized Common Share Increase in order to facilitate the Restructuring Transactions. Our board of directors is recommending the Par Value Decrease in order to bring the par value of GM common stock in line with the par value of the common stock of many other public companies incorporated in Delaware and to permit GM to issue common stock for less than $1 2/3 per share. Our board of directors is recommending the Reverse Stock Split with a view to increasing the per share trading price of GM common stock after giving effect to the issuance of the New Shares. Other factors, including, but not limited to, our financial results, market conditions and the market perception of our business, may adversely affect the market price of GM common stock. Even if the Reverse Stock Split is implemented, there can be no assurance that the Reverse Stock Split will result in an increase in the market price of GM common stock or that the market price of GM common stock will not decrease at any time.

Exchange Act Registration. GM common stock is currently registered under Sections 12(b) and 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we are subject to the periodic reporting and other requirements of the Exchange Act. The Charter Amendments will not affect the registration of GM common stock under the Exchange Act.

Listing. GM common stock is currently listed on the New York Stock Exchange (“NYSE”) under the symbol “GM”. The Charter Amendments will not affect the listing of GM common stock on the NYSE. We expect that GM common stock will continue to be listed on the NYSE under the symbol “GM” following the Reverse Stock Split, subject to our meeting the NYSE’s listing requirements.

Stockholders’ Equity. Following the effectiveness of the Charter Amendments, the stated capital on our balance sheet and the additional paid-in capital account, in each case, attributable to GM common stock, will be adjusted to reflect the Par Value Decrease and the Reverse Stock Split. However, our stockholders’ equity, in the aggregate, will not change solely as a result of the Par Value Decrease and the Reverse Stock Split.

Odd Lots. The Reverse Stock Split may cause some stockholder to own “odd lots” of less than 100 shares of GM common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Fractional Shares. We do not currently intend to issue fractional shares in connection with the Reverse Stock Split. Stockholders who own GM common stock prior to the Settlement Date and who would otherwise hold fractional shares because the number of shares of GM common stock they held before the Reverse Stock Split would not be evenly divisible based upon the 1-for-100 Reverse Stock Split ratio will be entitled to a cash payment (without interest or deduction) in respect of such fractional shares. To avoid the existence of fractional shares of GM common stock, shares that would otherwise result in fractional shares from the application of the Reverse Stock Split will be collected and pooled by our transfer agent and sold in the open market and the proceeds will be allocated to the stockholders’ respective accounts pro rata in lieu of fractional shares. The ownership of a fractional interest will not give the holder any voting, dividend or other rights, except to receive the above-described cash payment. GM will be responsible for any brokerage fees or commissions related to the transfer agent’s selling in the open market shares that would otherwise be entitled to fractional shares.

Escheat Laws. Stockholders should be aware that, under the escheat laws of various jurisdictions, sums due for fractional interests and shares resulting from the Reverse Stock Split that are not timely claimed after the effective date of the Reverse Stock Split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by us or our transfer agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, if applicable, stockholders otherwise entitled to receive such funds, but who do not receive them due to, for example, their failure to timely comply with our transfer agent’s instructions (described below), will have to seek to obtain such funds directly from the state to which they were paid.

Exchange of Stock Certificates. If the Reverse Stock Split is effected, stockholders holding certificated shares will be required to exchange their stock certificates for the appropriate number of shares held electronically in book entry form (“Book Entry Shares”) resulting from the Reverse Stock Split. This means that, instead of receiving a new stock certificate, stockholders holding certificated shares prior to the effective time of the Reverse Stock Split will receive a statement of holding indicating the number of Book Entry Shares held by them after giving effect to the Reverse Stock Split. Stockholders of record on the effective date of the Reverse Stock Split will be furnished the necessary materials and instructions for the surrender and exchange of share certificates at the appropriate time by Computershare, our exchange agent. Stockholders will not have to pay any transfer fee or other fee in connection with such exchange. As soon as practicable after the effective date of the Reverse Stock Split, the exchange agent will send a letter of transmittal to each stockholder advising such holder of the procedure for surrendering certificates representing the number of shares of GM common stock prior to the Reverse Stock Split (“Old Stock Certificates”) in exchange for Book Entry Shares representing the number of shares of GM common stock resulting from the Reverse Stock Split. Pursuant to applicable rules of the NYSE, your Old Stock Certificates cannot be used for either transfers or deliveries made on the NYSE; thus, you must exchange your Old Stock Certificates for Book Entry Shares in order to do so.

You should not send your Old Stock Certificates now. You should send them only after you receive the letter of transmittal from our transfer agent.

As soon as practicable after the surrender to the exchange agent of any Old Stock Certificate, together with a duly executed letter of transmittal and any other documents the exchange agent may specify, the exchange agent will deliver to the person in whose name such Old Stock Certificate had been issued Book Entry Shares registered in the name of such person. As the NYSE’s Direct Registration System does not accommodate restricted shares, any Old Stock Certificate bearing a restrictive legend will be exchanged for a new physical stock certificate bearing the same legend, if any, restricting the transfer of such shares that were borne by the surrendered Old Stock Certificates held prior to the Reverse Stock Split.

Until surrendered as contemplated herein, each Old Stock Certificate shall be deemed at and after the effective time of the Reverse Stock Split to represent the number of full shares of GM common stock resulting from the Reverse Stock Split. Until they have surrendered their Old Stock Certificates for exchange, stockholders will not be entitled to receive any dividends or other distributions, if any, that may be declared and payable to holders of record.

Any stockholder whose Old Stock Certificate has been lost, destroyed or stolen will be entitled to Book Entry Shares only after complying with the requirements that we and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

If any Book Entry Shares are to be issued in a name other than that in which the Old Stock Certificates are registered, it will be a condition of such issuance that (1) the person requesting such issuance must pay to us any applicable transfer taxes or establish to our satisfaction that such taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer. In all other cases, no service charges, brokerage commissions or transfer taxes shall be payable by any holder of any Old Stock Certificate.

Stockholders who hold only uncertificated shares, either as direct or beneficial owners, will have their holdings electronically adjusted by our transfer agent through the NYSE’s Direct Registration System (and, for beneficial owners, by their brokers or banks which hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Stock Split.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

The following discussion is a summary of certain U.S. federal income tax consequences of the Reverse Stock Split to us and to holders of GM common stock that hold such stock as a capital asset for U.S. federal income tax purposes. This discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are U.S. persons and does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code of 1986, as amended, including, without limitation, holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, small business investment companies, regulated investment companies, real estate investment trusts, retirement plans, holders that are partnerships or other pass-through entities for U.S. federal income tax purposes, holders whose functional currency is not the U.S. dollar, traders that mark-to-market their securities, holders subject to the alternative minimum tax, holders who hold our common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired our common stock pursuant to the exercise of compensatory stock options, the vesting of previously restricted shares of stock or otherwise as compensation.

We have not sought, and will not seek, a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the Reverse Stock Split. The following summary does not address the tax consequences of the Reverse Stock Split under foreign, state, or local tax laws. Accordingly, each holder of GM common stock should consult his, her or its tax advisor with respect to the particular tax consequences of the Reverse Stock Split to such holder.

The U.S. federal income tax consequences for a holder of GM common stock and for us pursuant to the Reverse Stock Split will be as follows:

•	the holder should not recognize any gain or loss for U.S. federal income tax purposes (except with respect to cash, if any, received in lieu of a fractional share of common stock);

•

the holder’s aggregate tax basis in the common stock received pursuant to the Reverse Stock Split, including any fractional share of the common stock not actually received, should be equal to the aggregate tax basis of such holder’s common stock surrendered in exchange therefor;

•

the holder’s holding period for the common stock received pursuant to the Reverse Stock Split, including any fractional share of the common stock not actually received, should include such holder’s holding period for the common stock surrendered in exchange therefor;

•

cash payments received by the holder for a fractional share of common stock generally should be treated as if such fractional share had been issued pursuant to the Reverse Stock Split and then sold by such holder, and such holder generally should recognize capital gain or loss with respect to such payment, measured by the difference between the amount of cash received and such holder’s tax basis in such fractional share;

•	any such capital gain or loss should be treated as a long-term or short-term capital gain or loss based on such holder’s holding period in such fractional share; and

•	GM should not recognize gain or loss solely as a result of the Reverse Stock Split.

CERTAIN FINANCIAL DATA

Our audited consolidated financial statements for the years ended December 31, 2008, 2007 and 2006 and the related notes, and the information set forth in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each of which is found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, is incorporated herein by reference.

The information set forth in the sections entitled “Unaudited Pro Forma Condensed Consolidated Financial Statements Reflecting the Exchange Offers” of GM’s Registration Statement on Form S-4 relating to the Exchange Offers, filed with the SEC, and as the same may be updated or otherwise amended or supplemented by documents we subsequently file with the SEC, is incorporated herein by reference.

See “Where You Can Find More Information” and “Incorporation By Reference” below.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement may include or incorporate by reference “forward-looking statements” within the meaning of Section 21E of the Exchange Act. Our use of the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “seeks,” “intends,” “evaluates,” “pursues,” “anticipates,” “continues,” “designs,” “impacts,” “forecasts,” “target,” “outlook,” “initiative,” “objective,” “designed,” “priorities,” “goal” or the negative of those words or other similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. All statements in this Information Statement and in related comments by our management, other than statements of historical facts, including statements about future events or financial performance, are forward-looking statements that involve certain risks and uncertainties. Examples of forward-looking statements that we make include statements regarding (1) consummation of the U.S. Treasury Debt Conversion, the Exchange Offers, the VEBA modifications, the Charter Amendments, and their respective terms and conditions, as well as the timing thereof, and (2) the intended benefits and anticipated results of our Viability Plan, the Restructuring Transactions and the Charter Amendments, as well as the timing thereof.

These statements are based on certain assumptions and analyses made in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors that we believe are appropriate in the circumstances. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results. Whether actual future results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the risks and uncertainties discussed under the caption “Risk Factors” in documents incorporated by reference into this Information Statement, and other factors such as the following, many of which are beyond our control:

With respect to us:

•	our ability to continue as a “going concern”;

•

our ability to comply with the requirements of the U.S. Treasury Loan Agreements and to restructure our operations on the terms, within the timeframe and pursuant to the approval procedures contemplated by the U.S. Treasury Loan Agreements;

•

our ability to take actions management believes are important to our long-term strategy, including our ability to enter into certain material transactions outside of the ordinary course of business, due to significant representations and affirmative and negative covenants in the U.S. Treasury Loan Agreements;

•	our ability to maintain adequate liquidity to fund our planned significant investment in new technology, and, even if funded, our ability to realize successful vehicle applications of new technology;

•

the ability of counterparties to various financing arrangements, joint venture arrangements, commercial contracts and other arrangements to which we and our subsidiaries are party, to exercise rights and remedies under such arrangements, which, if exercised, may have material adverse consequences;

•

the impact of business or liquidity difficulties for us or one or more subsidiaries on other entities in our corporate group as a result of our highly integrated and complex corporate structure and operation;

•	our ability to obtain certification that we have taken all steps necessary to achieve and sustain our goals in accordance with our Viability Plan, as required by the U.S. Treasury Loan Agreements;

•	our ability to realize production efficiencies and to achieve reductions in costs as a result of the Viability Plan and labor modifications;

•

our ability to restore consumers’ confidence in our viability as a continuing entity and our ability to continue to attract customers, particularly for our new products, including cars and crossover vehicles;

•	availability of adequate financing on acceptable terms to our customers, dealers, distributors and suppliers to enable them to continue their business relationships with us;

•	financial viability and ability to borrow of our key suppliers, including Delphi Corporation’s (“Delphi”) ability to address its underfunded pension plans and to emerge from bankruptcy proceedings;

•	our ability to sell, spin-off or phase out some of our brands as planned, to manage the distribution channels for our products and to complete other planned asset sales;

•	our ability to qualify for federal funding of our advanced technology vehicle programs under Section 136 of Energy Independence Security Act of 2007;

•	the ability of our foreign operations to successfully restructure and receive adequate financial support from their host governments or other sources;

•

the continued availability of both wholesale and retail financing from GMAC and its affiliates in the United States, Canada and the other markets in which we operate to support our ability to sell vehicles in those markets, which is dependent on GMAC’s ability to obtain funding and which may be suspended by GMAC if GMAC’s credit exposure to us exceeds certain limitations provided in our operating arrangements with GMAC;

•	overall strength and stability of general economic conditions and of the automotive industry, both in the United States and in global markets;

•	our ability to maintain adequate liquidity and financing sources and an appropriate level of debt;

•

continued economic and automotive industry instability or poor economic conditions in the United States and global markets, including the credit markets, or changes in economic conditions, commodity prices, housing prices, foreign currency exchange rates or political stability in the markets in which we operate;

•	shortages of and increases or volatility in the price of fuel;

•	market acceptance of our new products, including cars and crossover vehicles;

•

significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in our markets, including on our pricing policies or use of incentives;

•	the ongoing ability of our suppliers to provide systems, components and parts without disruption;

•

changes in the existing, or the adoption of new, laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect the production, licensing, distribution or sale of our products, the cost thereof or applicable tax rates;

•	costs and risks associated with litigation;

•	significant increases in our pension and other postretirement benefit expenses resulting from changes in the value of plan assets;

•

changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, including the estimates for Delphi pension benefit guarantees, which could have an effect on earnings;

•

negotiations and bankruptcy court actions with respect to Delphi’s obligations to us and our obligations to Delphi, negotiations with respect to our obligations under the benefit guarantees to Delphi employees and our ability to recover any indemnity claims against Delphi;

•

the effect of ongoing speculation on our business as to whether we will be able to reorganize outside of a bankruptcy proceeding and the impact on our business if we reorganize within a bankruptcy proceeding;

•

changes in relations with unions and employees/retirees and the legal interpretations of the agreements with those unions with regard to employees/retirees, including negotiations pursuant to the terms of the U.S. Treasury Loan Agreements and the negotiation of new collective bargaining agreements with unions representing our employees in the United States; and

•	other risks described from time to time in periodic and current reports that we file with the SEC.

In addition, actual results for GMAC (of which we currently own approximately 59.9% and which provides a significant amount of financing to our customers and dealers) may differ materially due to numerous important factors, including the following:

•

rating agencies may downgrade their ratings of GMAC or one of its principal subsidiaries, Residential Capital, LLC, in the future, which would adversely affect GMAC’s ability to raise capital in the debt markets at attractive rates and increase the interest that it pays on its outstanding publicly traded notes, which could have a material adverse effect on its results of operations and financial condition;

•

GMAC’s business requires substantial capital, and if it is unable to maintain adequate financing sources, its profitability and financial condition will suffer and jeopardize its ability to continue operations;

•	the profitability and financial condition of GMAC’s operations are dependent upon our operations, and it has substantial credit exposure to us;

•	recent developments in the residential mortgage market, especially in the nonprime sector, have and may continue to adversely affect GMAC’s revenues, profitability and financial condition;

•

changes in the competitive markets in which GMAC operates, including increased competition in the automotive financing, mortgage and/or insurance markets or generally in the markets for securitizations or asset sales, could have a material adverse effect on GMAC’s margins;

•	GMAC’s ability to realize the expected benefits of its recent conversion to a bank holding company and to comply with the increased regulation and restrictions to which it is subject as a result;

•	changes in the existing, or the adoption of new, laws, regulations, policies or other activities of governments, agencies and similar organizations; and

•	other risks described from time to time in documents incorporated by reference into this Information Statement and in periodic and current reports that GMAC files with the SEC.

All of the forward-looking statements made in this Information Statement and the documents incorporated by reference into this Information Statement are qualified by these cautionary statements and there can be no assurance that the actual results or developments that we anticipate will be realized or, even if realized, that they will have the expected consequences to or effects on us and our subsidiaries or our businesses or operations. We therefore caution investors not to rely unduly on forward-looking statements. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other such factors that affect the subject of these statements, except where we are expressly required to do so by law.

This Information Statement contains, or incorporates by reference, descriptions of certain material agreements of GM. These agreements contain representations and warranties made by and to the parties thereto as of specific dates. The representations and warranties of each party set forth in such agreements were negotiated between the parties for the purpose of setting forth their rights and obligations regarding their respective agreements. In addition, such representations and warranties (1) may have been qualified by confidential disclosures made to the other party in connection with such agreements, although such confidential information does not contain information the securities laws require to be publicly disclosed, (2) may be subject to a materiality standard which may differ from what may be viewed as material by investors, (3) were made only as of the date of such agreements or such other date as is specified therein and (4) may have been included in such agreements for the purpose of allocating risk between or among the parties thereto rather than establishing matters of fact. The summaries of these material agreements included in this Information Statement, and the agreements incorporated by reference herein, provide information regarding the terms thereof and should be considered in light of the entirety of public disclosure about GM as set forth in all of its public reports and filings with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

For information regarding the beneficial ownership, as of January 31, 2009, of GM common stock for each GM director, certain GM executive officers, and any entities known to GM to be the beneficial owner of more than 5% of the GM common stock as of January 31, 2009, based on information filed with the SEC, see “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in GM’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated by reference into this Information Statement. See “Where You Can Find More Information” and “Incorporation By Reference” below.

NOTICE PURSUANT TO THE POLICY OF THE NYSE

The equity issuances contemplated by our proposed restructuring will exceed the 20% threshold that would otherwise require shareholder approval under NYSE rules contained in Section 312.03 of the NYSE Listed Company Manual. As the delay in securing shareholder approval for these transactions would seriously jeopardize our financial viability, GM has submitted to the NYSE an application to rely on the “financial distress” exception outlined in Listed Company Manual Section 312.05 and the NYSE is prepared to accept GM’s reliance on this exception, subject to a review of the final terms of the transactions described in this Information Statement.

COST OF THIS INFORMATION STATEMENT

The entire cost of furnishing this Information Statement will be borne by us. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of GM common stock held of record by them.

HOUSEHOLDING OF STOCKHOLDER MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” stockholder materials, such as proxy statements, information statements and annual reports. This means that only one copy of this Information Statement may have been sent to multiple stockholders in your household. To obtain a separate copy of this Information Statement, contact the GM Fulfillment Center at 313-677-1434 or by mail at Mail Code 480-000-FC1, 1324 Rankin, Troy, MI 48083-2826. If you want to receive separate copies of stockholder materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or, if you are a record holder, you may contact our stock transfer agent, Computershare, by telephone at 800-331-9922 (if calling from outside the United States, Canada or Puerto Rico, call 781-575-3990), or by mail at P.O. Box 43078, Providence, RI 02940-3078.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. In addition, we have filed with the SEC various communications related to the Exchange Offers pursuant to Rule 425 under the Securities Act of 1933, as amended. We strongly encourage you to read the relevant communications related to the Exchange Offers that have been filed with the SEC. You may read or copy any document we file at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at www.sec.gov from which you may obtain copies of reports, proxy statements, communications related to the Exchange Offers and other information regarding registrants that file electronically, including GM. We are not incorporating the contents of the SEC website into this Information Statement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Information Statement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future reports filed with the SEC by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the earlier of the completion or termination of the Exchange Offers, and such documents form an integral part of this Information Statement:

GM SEC Filings (File No. 1-43)	Filing Date

Annual Report on Form 10-K for the fiscal year ended December 31, 2008	March 5, 2009

Current Reports on Form 8-K and Form 8-K/A	January 7, 2009, January 23, 2009, February 3, 2009, February 10, 2009, February 18, 2009, February 23, 2009, March 10, 2009, March 18, 2009, March 19, 2009, April 2, 2009 (with respect to Items 1.01, 5.02 and 9.01), April 24, 2009, April 27, 2009, April 30, 2009 and May 4, 2009

Registration Statement on Form S-4 relating to the Exchange Offers	April 27, 2009

You may request a copy of the documents incorporated by reference into this Information Statement, except exhibits to such documents unless those exhibits are specifically incorporated by reference in such documents, at no cost, by writing or telephoning the office of Nicholas S. Cyprus, Controller and Chief Accounting Officer, at the following address and telephone number:

General Motors Corporation

300 Renaissance Center

Detroit, Michigan 48265-3000

(313) 556-5000

You may also find additional information about us, including the documents described above, on our website at http://www.gm.com. The information included on or linked to this website or any website referred to in any document incorporated by reference into this Information Statement is not a part of this Information Statement.

ANNEX A

CERTIFICATE OF AMENDMENT

TO THE RESTATED CERTIFICATE OF INCORPORATION OF

GENERAL MOTORS CORPORATION

Pursuant to Section 242 of the General Corporation Law

of the State of Delaware

GENERAL MOTORS CORPORATION, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

FIRST: Effective as of [—] [a.m./p.m. Delaware time] on [—], 2009, the first sentence of Article FOURTH of the Restated Certificate of Incorporation of the Company is hereby amended and restated to read in its entirety as follows:

The total authorized capital stock of the Corporation is as follows: 62,106,000,000 shares, of which 6,000,000 shares shall be Preferred Stock, without par value (“Preferred Stock”), 100,000,000 shares shall be Preference Stock, $0.10 par value (“Preference Stock”), and 62,000,000,000 shares shall be Common Stock, $0.01 par value (“Common Stock”).

SECOND: Effective as of [—] [a.m./p.m. Delaware time] on [—], 2009, Article FOURTH of the Restated Certificate of Incorporation of the Company is hereby amended by inserting the following paragraph immediately after the first sentence of Article FOURTH:

At [—] [a.m./p.m. Delaware time] on [—], 2009 (the “Split Effective Time”), each 100 shares of the Common Stock issued and outstanding immediately prior to the Split Effective Time shall automatically be combined into one validly issued, fully paid and non-assessable share of Common Stock, without any action by the holder thereof, subject to the treatment of fractional interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional share interests of Common Stock in connection with the Reverse Stock Split shall, with respect to such fractional interest, be entitled to receive cash, without interest, in lieu of fractional shares of Common Stock, upon the submission of a transmittal letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Corporation’s transfer agent of all fractional shares otherwise issuable. Each certificate that prior to the Split Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

THIRD: The foregoing amendments were duly adopted in accordance with the provisions of Sections 242 and 228 (by the written consent of the stockholders of the Company) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be duly executed in its corporate name as of the [—] day of [—], 2009.

GENERAL MOTORS CORPORATION

By:
Name:
Title:

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